Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 23, 2009, in InferX Inc.’s Annual Report on Form 10-K for the fiscal year-ended December 31, 2008 and December 31, 2007, related to the consolidated financial statements of InferX Inc. as of December 31, 2008, and for the year then ended, which appear in InferX Inc.’s 2008 Form 10-K filed on or about April 15, 2009.

/s/ KBL, LLP
New York, NY
April 15, 2009